Exhibit 3.1
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                             Amendment to By-Laws of
                               Cognex Corporation

     The By-laws of Cognex Corporation, a Massachusetts corporation, are hereby amended by deleting Sections 3.4 and 3.7 in their entirety and replacing such sections respectively with the following:

          "Section 3.4 Notice of Meetings. A written Notice of the place, date and hour of all meetings of stockholders stating the purposes of the meeting shall be given at least seven (7) days before the meeting to each stockholder entitled to vote thereat. Notice may be given to a stockholder by any means permitted under applicable law, including, without limitation, by leaving such Notice with him or at his residence or usual place of business, or by mailing, postage prepaid, and addressed to such stockholder at his address as it appears in the records of the Corporation. Such Notice shall be given by the Secretary, or in the case of the death, absence, incapacity or refusal of the Secretary, by any other officer or by a person designated either by the Secretary, by the person or persons calling the meeting or by the Board of Directors. Without limiting the generality of the foregoing, notice may be given to a stockholder by electronic transmission in a manner specified by the stockholder, including, without limitation, by facsimile transmission, electronic mail or posting on an electronic network. Whenever Notice of a meeting is required to be given a stockholder under any provision of law, of the Articles of Organization, or of these By-Laws, a written Waiver thereof, executed before or after the meeting by such stockholder or his attorney thereunto authorized, and filed with the records of the meeting, shall be deemed equivalent to such Notice."

          "Section 3.7 Proxies and Voting. Except as may otherwise be provided in the Articles of Organization, stockholders entitled to vote shall have one vote for each share of stock entitled to vote owned by them. Stockholders entitled to vote may vote in person or by proxy. No proxy dated more than six (6) months before the meeting named therein shall be valid and no proxy shall be valid after the final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by any one of them unless at or prior to the exercise of the proxy the Corporation receives specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger. Proxies shall be filed with the Secretary, or person performing the duties of Secretary, at the meeting, or any adjournment thereof, before being voted. Any stockholder's proxy may be transmitted by facsimile or other electronic means in a manner complying with applicable law.

          The Corporation shall not, directly or indirectly, vote upon any share of its own stock. Both abstentions and broker non-votes are to be counted as present for the purpose of determining the existence of a quorum for the transaction of business at any meeting. However, for purposes of determining the number of shares voting on a particular proposal, abstentions and broker non-votes are not to be counted as votes cast or shares voting."

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     The foregoing is certified as an Amendment to the By-laws of Cognex
Corporation as adopted by the Board of Directors on March 1, 2008.

                                                    /s/ Anthony J. Medaglia, Jr.
                                                    ----------------------------
                                                    Anthony J. Medaglia, Jr.
                                                    Secretary


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